EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2022 Results and Reconfirms 2022 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the third quarter 2022.
RECENT HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $2.8 billion and $8.5 billion for the three and nine months ended September 30, 2022, respectively. Distributable Cash Flow1 of approximately $2.0 billion and $6.4 billion for the three and nine months ended September 30, 2022, respectively. Net loss2 of approximately $2.4 billion and $2.5 billion for the three and nine months ended September 30, 2022, respectively.
•Reconfirming full year 2022 Consolidated Adjusted EBITDA1 guidance of $11.0 - $11.5 billion and full year 2022 Distributable Cash Flow1 guidance of $8.1 - $8.6 billion, each of which were increased by ~$1.2 billion in September 2022.
•During the three months ended September 30, 2022, Cheniere prepaid over $1.3 billion of consolidated long-term indebtedness, repurchased an aggregate of approximately 0.6 million shares of common stock for approximately $75 million, and paid a quarterly dividend on its common stock of $0.33 per share on August 12, 2022.
•In October 2022, substantial completion of the third marine berth at the Sabine Pass LNG Terminal was achieved.
•In October 2022, Cheniere joined the United Nations Environment Programme’s Oil and Gas Methane Partnership (“OGMP”) 2.0, a comprehensive, measurement-based reporting framework intended to improve the accuracy and transparency of methane emissions reporting in the oil and gas sector. Joining OGMP 2.0 is consistent with and enhanced by Cheniere’s climate strategy initiatives, including the Company’s collaborative programs to quantify, monitor, report, and verify (QMRV) greenhouse gas (GHG) emissions across the supply chain with natural gas suppliers, midstream companies, shipping companies, and academic institutions.
•In September 2022, Cheniere announced that its Board of Directors approved a revised comprehensive, long-term capital allocation plan designed to maintain investment grade credit metrics through cycles, further return capital to shareholders over time, and continue to invest in accretive organic growth. Cheniere expects to generate over $20 billion of available cash through 20263 and construction of the CCL Stage 3 Project (defined below), enabling further execution on its balance sheet, capital return and growth priorities. As part of the revised plan, Cheniere increased its share repurchase authorization by $4.0 billion for an additional three years, beginning October 1, 2022, lowered its consolidated long-term leverage target to approximately 4.0x, and increased its quarterly dividend by 20% beginning in the third quarter of 2022, targeting a ~10% annual dividend growth rate through the construction of the CCL Stage 3 Project.
•In September 2022, Moody’s Corporation upgraded its issuer credit ratings of Cheniere, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) and Sabine Pass Liquefaction, LLC (“SPL”) from Ba3, Ba2 and Baa3, respectively, to Ba1, Ba1 and Baa2, respectively, with a stable outlook. Additionally, in September 2022, Fitch Ratings upgraded its issuer credit ratings of Cheniere Partners and SPL from BB+ and BBB-, respectively, to BBB- and BBB, respectively, with a stable outlook.
•In August 2022, certain subsidiaries of Cheniere initiated the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act for the CCL Midscale Trains 8 & 9 Project (defined below).
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
3 Forecast as of September 12, 2022 and subject to change based upon, among other things, changes in commodity prices over time.

•Since June 30, 2022, Cheniere’s subsidiaries signed new long-term contracts representing an aggregate of over 60 million tonnes of liquefied natural gas (“LNG”) through 2050:
◦In July 2022, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with PetroChina International Company Limited (“PCI”), a subsidiary of PetroChina Company Limited. Under the SPA, PCI has agreed to purchase up to approximately 1.8 million tonnes per annum (“mtpa”) of LNG from Cheniere Marketing on a free-on-board (“FOB”) basis. Deliveries under the SPA will begin in 2026, reach the full 1.8 mtpa in 2028, and continue through 2050. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee. Half of the total volume, or approximately 0.9 mtpa, is subject to Cheniere making a positive Final Investment Decision (“FID”) to construct additional liquefaction capacity at the Corpus Christi LNG Terminal beyond the seven-train CCL Stage 3 Project.
◦In July 2022, Corpus Christi Liquefaction, LLC (“CCL”) entered into a long-term LNG SPA with PTT Global LNG Company Limited (“PTTGL”), under which PTTGL has agreed to purchase 1.0 mtpa of LNG from CCL for 20 years beginning in 2026. The SPA calls for a combination of FOB and delivered ex-ship deliveries. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee.
CEO COMMENT
“The Cheniere team continued to fire on all cylinders throughout the third quarter, as evidenced by our strong quarterly earnings, confirmation of our recently revised 2022 guidance, and the implementation of our ‘20/20 Vision’ long-term capital allocation plan,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our demonstrated success throughout our organization continues to position Cheniere as a leader in the global LNG market and would not be possible without our team’s relentless dedication to safe and reliable operations.”
“Our confidence in a strong finish to 2022 and optimism looking ahead to 2023 is underpinned by our achievements across the Cheniere organization. Our market leading LNG platform continues to grow, with Substantial Completion recently achieved on the third marine berth at Sabine Pass, and Bechtel well underway on the execution of Corpus Christi Stage 3. We look forward to reinforcing our reputation on execution and bringing much-needed new LNG supply to the market from Corpus Christi Stage 3 beginning in late 2025.”
2022 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2022
Consolidated Adjusted EBITDA[1]	$11.0	-	$11.5
Distributable Cash Flow[1]	$8.1	-	$8.6
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Revenues	$8,852	$3,200	177%	$24,343	$9,307	162%
Net loss[2]	$(2,385)	$(1,084)	nm	$(2,509)	$(1,020)	nm
Consolidated Adjusted EBITDA[1]	$2,782	$1,053	164%	$8,464	$3,528	140%
LNG exported:
Number of cargoes	156	141	11%	472	413	14%
Volumes (TBtu)	558	500	12%	1,705	1,476	16%
LNG volumes loaded (TBtu)	559	500	12%	1,708	1,475	16%

Consolidated Adjusted EBITDA increased approximately $1.7 billion and $4.9 billion for the three and nine months ended September 30, 2022, respectively, as compared to the three and nine months ended September 30, 2021, primarily due to increased margins per MMBtu of LNG and to a lesser extent from increased volumes of LNG delivered.

Consolidated Adjusted EBITDA for the three months ended September 30, 2022 was also positively impacted by the recognition of a portion of the $765 million lump-sum payment expected to be made by Chevron U.S.A. Inc. (“Chevron”) during calendar year 2022 related to the early termination of the Terminal Use Agreement (“TUA”) between Sabine Pass LNG, L.P. and Chevron.
Net loss was approximately $2.4 billion and $2.5 billion for the three and nine months ended September 30, 2022, respectively, as compared to approximately $1.1 billion and $1.0 billion in the corresponding 2021 periods. The unfavorable change for both comparable periods was primarily due to an increase in derivative losses from changes in fair value and settlements of approximately $2.2 billion and $6.0 billion, respectively (before tax and non-controlling interests). The unfavorable change for the nine months ended September 30, 2022 also reflects a lower contribution from margins on sales of physical gas as compared the nine months ended September 30, 2021. These decreases were partially offset by increased margins per MMBtu of LNG and increased volumes of LNG delivered for the three and nine months ended September 30, 2022, in addition to the recognition of a portion of the lump-sum payment related to the early termination of the TUA with Chevron.
Substantially all derivative losses relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term integrated production marketing (“IPM”) agreements. While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in forward international gas and LNG price curves during the three and nine months ended September 30, 2022, we recognized $5.0 billion and $9.2 billion, respectively, of non-cash unfavorable changes in fair value attributable to such positions (before tax and non-controlling interests).
Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value, but do not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG.
Share-based compensation expenses included in net loss totaled $36 million and $114 million for the three and nine months ended September 30, 2022, respectively, compared to $28 million and $91 million for the three and nine months ended September 30, 2021, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of September 30, 2022 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of September 30, 2022, our total consolidated liquidity position was approximately $10.7 billion. We had cash and cash equivalents of $2.5 billion on a consolidated basis, of which $1.0 billion was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $834 million, $1.25 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under CCH’s term loan credit facility (the “CCH Credit Facility”), $750 million of available commitments under Cheniere Partners’ credit facilities, and $837 million of available commitments under the SPL Working Capital Facility.
Key Financial Transactions and Updates
During the three months ended September 30, 2022, we prepaid approximately $779 million of the outstanding borrowings under the CCH Credit Facility.
During the three months ended September 30, 2022, we repurchased over $530 million in principal of outstanding senior notes at Cheniere and CCH in the open market, partially redeeming the 4.625% Senior Secured Notes Due 2028 at Cheniere, and the 3.700% Senior Secured Notes due 2029 and the Senior Secured Notes due 2039 at CCH.

In October 2022, SPL redeemed $300 million in outstanding borrowings under its 5.625% Senior Secured Notes due 2023 pursuant to a notice of redemption issued in September 2022.
LIQUEFACTION PROJECTS OVERVIEW
Construction Progress as of September 30, 2022:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	12.2%(1)
Expected Substantial Completion	2H 2025 - 1H 2027
(1) Engineering 24.1% complete, procurement 18.6% complete, subcontract work 10.8% complete and construction 0.8% complete.
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). In June 2022, our Board of Directors made a positive FID with respect to the CCL Stage 3 Project and issued full notice to proceed with construction to Bechtel Energy Inc.
Corpus Christi Liquefaction Midscale Trains 8 & 9 Project
We are developing an expansion adjacent to the Corpus Christi Stage 3 Project consisting of two midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”). In August 2022, certain of our subsidiaries initiated the pre-filing review process with the FERC.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter 2022 on Thursday, November 3, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of October 31, 2022, approximately 2,450 cumulative LNG cargoes totaling over 165 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and nine months ended September 30, 2022, we exported 558 and 1,705 TBtu of LNG, respectively, from our liquefaction projects. 37 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2022, none of which was related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2022:

	Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	559	—	1,695	13
Volumes loaded during the prior period but recognized during the current period	34	—	49	1
Less: volumes loaded during the current period and in transit at the end of the period	(37)	—	(37)	—
Total volumes recognized in the current period	556	—	1,707	14
In addition, during the three and nine months ended September 30, 2022, we recognized 4 TBtu and 19 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
LNG revenues	$8,236	$3,078	$23,449	$8,990
Regasification revenues	455	68	591	202
Other revenues	161	54	303	115
Total revenues	8,852	3,200	24,343	9,307

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	11,073	4,868	24,161	8,408
Operating and maintenance expense	419	350	1,227	1,057
Development expense	4	2	12	5
Selling, general and administrative expense	92	70	265	224
Depreciation and amortization expense	280	259	827	753
Other	—	1	3	—
Total operating costs and expenses	11,868	5,550	26,495	10,447

Loss from operations	(3,016)	(2,350)	(2,152)	(1,140)

Other income (expense)
Interest expense, net of capitalized interest	(354)	(364)	(1,060)	(1,088)
Gain (loss) on modification or extinguishment of debt	3	(36)	(43)	(95)
Derivative gain (loss), net	—	(2)	2	(3)
Other expense, net	(29)	(24)	(21)	(14)
Total other expense	(380)	(426)	(1,122)	(1,200)

Loss before income taxes and non-controlling interest	(3,396)	(2,776)	(3,274)	(2,340)
Less: income tax benefit	(752)	(1,860)	(762)	(1,864)
Net loss	(2,644)	(916)	(2,512)	(476)
Less: net income (loss) attributable to non-controlling interest	(259)	168	(3)	544
Net loss attributable to common stockholders	$(2,385)	$(1,084)	$(2,509)	$(1,020)

Net loss per share attributable to common stockholders—basic and diluted (3)	$(9.54)	$(4.27)	$(9.94)	$(4.03)

Weighted average number of common shares outstanding—basic	249.9	253.6	252.5	253.3
Weighted average number of common shares outstanding—diluted	249.9	253.6	252.5	253.3

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $5.5 billion and $9.9 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and nine months ended September 30, 2022, respectively, as compared to $2.4 billion and $2.8 billion of losses in the corresponding 2021 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,504	$1,404
Restricted cash and cash equivalents	834	413
Trade and other receivables, net of current expected credit losses	1,834	1,506
Inventory	1,129	706
Current derivative assets	131	55
Margin deposits	267	765
Contract assets	392	5
Other current assets	115	202
Total current assets	7,206	5,056

Property, plant and equipment, net of accumulated depreciation	30,904	30,288
Operating lease assets	2,795	2,102
Derivative assets	46	69
Goodwill	77	77
Deferred tax assets	2,100	1,204
Other non-current assets, net	514	462
Total assets	$43,642	$39,258

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$405	$155
Accrued liabilities	3,108	2,299
Current debt, net of discount and debt issuance costs	1,717	366
Deferred revenue	211	155
Current operating lease liabilities	669	535
Current derivative liabilities	3,215	1,089
Other current liabilities	50	94
Total current liabilities	9,375	4,693

Long-term debt, net of premium, discount and debt issuance costs	25,325	29,449
Operating lease liabilities	2,082	1,541
Finance lease liabilities	75	57
Derivative liabilities	10,954	3,501
Other non-current liabilities	161	50

Stockholders’ deficit
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 276.7 million shares and 275.2 million shares issued at September 30, 2022 and December 31, 2021, respectively	1	1
Treasury stock: 26.8 million shares and 21.6 million shares at September 30, 2022 and December 31, 2021, respectively, at cost	(1,609)	(928)
Additional paid-in-capital	4,309	4,377
Accumulated deficit	(8,880)	(6,021)
Total Cheniere stockholders’ deficit	(6,179)	(2,571)
Non-controlling interest	1,849	2,538
Total stockholders’ deficit	(4,330)	(33)
Total liabilities and stockholders’ deficit	$43,642	$39,258

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of September 30, 2022, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.9 billion and $24.3 billion, respectively, including $1.0 billion of cash and cash equivalents and $0.2 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2022 and 2021 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss attributable to common stockholders	$(2,385)	$(1,084)	$(2,509)	$(1,020)
Net income (loss) attributable to non-controlling interest	(259)	168	(3)	544
Income tax benefit	(752)	(1,860)	(762)	(1,864)
Interest expense, net of capitalized interest	354	364	1,060	1,088
Loss (gain) on modification or extinguishment of debt	(3)	36	43	95
Derivative gain (loss), net	—	2	(2)	3
Other expense, net	29	24	21	14
Loss from operations	$(3,016)	$(2,350)	$(2,152)	$(1,140)
Adjustments to reconcile loss from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	280	259	827	753
Loss from changes in fair value of commodity and FX derivatives, net (1)	5,485	3,115	9,683	3,826
Total non-cash compensation expense	33	28	103	89
Other	—	1	3	—
Consolidated Adjusted EBITDA	$2,782	$1,053	$8,464	$3,528

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2022 and forecast amounts for full year 2022 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2022	2022	2022
Net income (loss) attributable to common stockholders	$(2.39)	$(2.51)	$1.8	-	$2.3
Net income (loss) attributable to non-controlling interest	(0.26)	(0.00)	1.2	-	1.3
Income tax provision (benefit)	(0.75)	(0.76)	0.9	-	1.0
Interest expense, net of capitalized interest	0.35	1.06	1.4	-	1.4
Depreciation and amortization expense	0.28	0.83	1.1	-	1.1
Other expense (income), financing costs, and certain non-cash operating expenses	5.54	9.85	4.6	-	4.4
Consolidated Adjusted EBITDA	$2.78	$8.46	$11.0	-	$11.5
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.33)	(1.04)	(1.4)	-	(1.4)
Maintenance capital expenditures, income tax and other expense	(0.03)	(0.11)	(0.3)	-	(0.2)
Consolidated Distributable Cash Flow	$2.43	$7.32	$9.3	-	$9.9
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	(0.38)	(0.92)	(1.2)	-	(1.3)
Cheniere Distributable Cash Flow	$2.04	$6.40	$8.1	-	$8.6
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
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